                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The viaLink Company:


         We consent to incorporation by reference in this registration statement on Form S-3 of The viaLink Company of our report dated February 8, 2001, relating to the consolidated balance sheets of The viaLink Company and its subsidiary as of December 31, 1999 and 2000, and the related statements of operations and comprehensive income (loss), stockholders' equity (deficit) and cash flows for the years then ended, which report appears in the December 31, 2000 annual report on Form 10-KSB of The viaLink Company, and to the reference to our firm under the heading "Experts" in the prospectus.



/s/ KPMG LLP
KPMG LLP





Dallas, Texas
May 24, 2001